INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

World Acceptance Corporation.

We consent to the use of our report dated April 22, 2003, with respect to the consolidated balance sheets of World Acceptance Corporation and subsidiaries as of March 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2003, incorporated by reference herein.

Our report refers to the fact that on April 1, 2002, World Acceptance Corporation and subsidiaries adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/KPMG LLP

Greenville, SC

July 24, 2003